EXHIBIT 99.2

Script
2007 2nd Quarter Results Conference Call
Scheduled for 2:30 p.m. Mountain Time on Thursday, August 9, 2007.

(Rick)
(Introduction)

Good afternoon and welcome to our 2007 second quarter financial results conference call.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Let me start by covering a few regulatory matters. I would like to note during our opening remarks and in our responses to your questions certain items may be discussed which are not based on historical fact. Such items, including targeted 2007 results, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. For more details, please refer to our press release issued today and to the risk factors in our SEC filings.

Now lets get to our financial results…

We recorded our 11th straight quarter of Comparable store sales increases with second quarter sales at Company owned restaurants increasing 5.2%.  Price increases, unit sales growth and higher priced items were all contributors.  Additionally, all 26 restaurants that have been completed under our restaurant upgrade program showed accelerated same-store sales growth, and as a group had a comparable store sales increase of 12.9% in the quarter vs. the second quarter of 2006.

Total revenue in the second quarter increased 3.2% to $101.1 million from $98.0 million in the same quarter a year ago.  Revenue mix looked like this: Company-owned restaurant sales were up 2.9% to $94.1 million from $91.5 million despite the planned closure of underperforming company-owned restaurants, which resulted in a net 16 fewer company-owned restaurants in the 2007 second quarter.  Additionally, average unit volume in company-owned stores increased to $884,000 for the trailing 12 months.  Manufacturing and commissary revenue was up 9.4% to $5.7 million from $5.2 million, reflecting a combination of price increases and increased sales volumes to larger customers.

Gross profit in the second quarter grew by 10.4% to $20.4 million from $18.5 million in the same quarter last year and $19.5 million in the first quarter of this year.  Our gross profit percentage in the second quarter of 2007 increased to 20.2% versus 18.9% in the second quarter of 2006. This improvement primarily reflects growing strength in company-owned restaurant performance in combination with higher manufacturing and commissary margins resulting from price increases, improved operating efficiencies and production capacity.  You may recall that our manufacturing and commissary operations had previously been a drag on earnings, but a restructuring program implemented in the fourth quarter of 2006, has improved performance for this revenue channel.  In the second quarter this channel delivered $300,000 in gross profit versus a $300,000 loss in the same quarter a year ago.

We continued our steady trend of declining operating expenses in the second quarter, achieving a 10.7% reduction as operating expenses declined to $13.7 million from $15.3 million in the same quarter a year ago.  The reduction was primarily a result of a 53% decrease in depreciation and amortization expense, which fell to $2.6 million from $5.6 million due to certain intangible assets becoming fully amortized and a large portion of fixed assets becoming fully depreciated in mid-2006.  This decline more than offset an

11.6% increase in general and administrative expenses — to $10.9 million from $9.7 million — due primarily to higher stock-based compensation expense.   In addition, we incurred approximately $400,000 in one-time costs in Q2, half of which were related to the amendment of our first lien credit facility, with the other half related to our corporate office relocation.  By the way, occupancy costs of our new facility over the next 10 years will be about $3.5 million lower when compared with our former facility.

Operating income increased 113% to $6.7 million in the second quarter from $3.2 million in the second quarter of 2006.  This strong growth reflects continued operational improvement of company-owned restaurants as well as lower depreciation and amortization costs.  It was our 11th consecutive quarter of positive operating income.

Second quarter interest expense declined 12% to $4.1 million from $4.7 million in the same quarter last year. In the second quarter we used the proceeds from our equity offering to repay higher interest debt and we also amended our first lien credit facility to a lower interest rate and more favorable covenants.  As a result of these activities, we are now projecting an $11.7 million annual interest savings — coupled with the cash flow generated from our improved operating performance we expect to have ample cash flow to fund our growth initiatives.  In the first half of the year we invested $12.4 million for new stores and store equipment, upgrading existing stores, manufacturing operations and general corporate purposes.

We reported a net loss of $250,000, or $0.02 per basic and diluted share, in the second quarter versus a net loss of $1.5 million, or $0.15 per basic and diluted share, the same quarter last year.  The Q2 2007 loss included non-cash expenses of $2.6 million in depreciation and amortization and $900,000 in stock-based compensation along with $3.0 million in costs related to debt amendment, debt discount, and prepayment penalties.  On a proforma basis, which assumes the stock offering and debt amendment occurred at the beginning of Q2 [sic, should read “at the end of Q1”], we earned $0.31 per diluted share.

With that, I’ll turn the call over to Paul Murphy. As usual, I will be available to answer questions during the Q&A portion of our call.  Paul…

(Paul)

Thank you, Rick, and good afternoon everyone.

As we noted in our news release this afternoon, its been an unusually busy and eventful six months for everyone at the corporate level.  In addition to changing our name from New World Restaurant Group to Einstein Noah Restaurant Group — a move that better reflects our core operations — we completed the move of our corporate headquarters to a new location that will allow us to operate and communicate on an internal basis more efficiently and effectively.  What’s more, it will save us about $3.5 million in occupancy costs over the next ten years as compared with our former facility.  In any case, the move was a major undertaking and I want to thank all of our employees and vendors for making it a lot less disruptive than it otherwise might have been.

While we’re in thank-you mode, Rick and I want to express our appreciation — and that of all Einstein Noah employees — to our underwriters, investors and other supporters who were responsible for our successful secondary offering.

We have put the net proceeds of more than $83 million from our offering to good use.  As Rick mentioned, we paid down higher interest rate debt and amended our first lien credit facility with more favorable terms and covenants.  Our debt service has been a cash drain for us for a long time, and we’re looking forward to re-channeling the cash we generate into growth initiatives and to strengthening our bottom line.

For the benefit of people on the call who may not be familiar with our story, I thought it might be useful to provide a little bit of background on who we are, what our strengths are, and how we intend to leverage those strengths for long-term growth.

Einstein Noah Restaurant Group is the largest owner/operator, franchisor and licensor of bagel specialty restaurants in the United States.  We operate in the fast-casual segment of the restaurant industry and have approximately 600 restaurants in 36 states and District of Columbia under the Einstein Bros. Bagels, Noah’s New York Bagels and Manhattan Bagel brands.  We have a large presence in California, Florida, Pennsylvania and Colorado.

Our restaurants specialize in high quality foods for breakfast, lunch and afternoon snacks in a café atmosphere with a neighborhood emphasis and superior customer service.  Our product offerings include bagels and other bakery items baked on-site, made-to-order breakfast and lunch sandwiches on a variety of bagels and breads, gourmet soups and salads, decadent desserts, premium coffees and snacks.  Hopefully, you’ve had an opportunity to visit one of our restaurants in your area.

In addition to a large and loyal customer base, we believe we enjoy some important competitive strengths:

•                  First and foremost, fresh and innovative menu offerings.  The lifeblood of our business, very simply, is good food and a menu that stays updated and fresh.  We have a terrific product development team and, in our new corporate headquarters, are putting the finishing touches on a new, state-of-the-art R&D kitchen facility.

•                  Second, we are a leader in the breakfast daypart in the fast-casual space.  Over 60% of our revenue is derived from breakfast business and with fresh bagels, juices and a broad choice of fresh coffee offerings anchoring our breakfast offering, we expect to build on that leadership position.

•                  Third, we have prominent brands with a neighborhood presence.  The Einstein Bros., Noah’s and Manhattan brands are well-established fixtures in neighborhoods throughout the country.  We strive for a cozy “neighborhood” atmosphere which our guests value.

•                  Finally, our growing financial strength.  In the fourth quarter of 2003 we launched a restructuring program that included closing under-performing restaurants, enhancing our core brands, expanding our menus, and improving our margins.  That program is working.  Today we reported our 11th consecutive quarter of increasing same-store sales and our 11th consecutive quarter of positive operating income.  We have significantly strengthened our balance sheet through a series of debt restructurings, amendments and repayment, as well as our recent equity offering.  And we have positioned the Company to deliver and sustain solid financial results.

Moving forward, here is how we intend to extend our momentum:

•                  An enhanced menu to capture multiple dayparts.  We intend to leverage our strong morning daypart to increase customer traffic during the lunch and afternoon segments.  Over the past year we have introduced 13 new lunch items and 10 afternoon daypart items.

•                  We are increasing our focus on guest service and hospitality.  We have stepped up training of all restaurant personnel with an emphasis on providing superior guest relations, which in turn, we believe will foster repeat business.  Our restaurant general managers are highly motivated individuals whose bonus compensation is tied directly to improving guest service.

•                  We are accelerating our restaurant upgrade program.  Rick touched on the fact that our 26 upgraded restaurants are delivering exceptional results.  With this in mind, we are accelerating our upgrades for the remainder of 2007 and into 2008. We now intend to upgrade 37 stores in all of 2007, this is an increase of 11 units from our previous estimates. Upgrades include enhanced merchandising and improved functionality that fosters increased throughput.  Our new format includes user-friendly menu layouts, self-service coolers, expanded coffee bar and a separate station for quick “to-go” items.

•                  We are increasing our focus on catering activities.  With little or no incremental investment, catering is a natural way to leverage store infrastructure for additional revenue.  We have expanded our catering teams to more efficiently target businesses that should be catering customers of ours.  We currently have catering specialists focused on 13 major markets and intend to add five additional markets in the second half of this year.

•                  Of course, the cornerstone of our growth strategy is to open new, profitable restaurants in our most attractive existing markets.  Specifically, we intend to open new company-owned Einstein Bros. restaurants in areas such as Atlanta, Chicago, Las Vegas, Phoenix and Florida; and new Noah’s restaurants in Portland, Seattle and California.  As of July 3, 2007, we’ve opened two new restaurants.  In the next six months of 2007 we expect to open another 9 to 13.

•                  Additionally, we are ramping up our development of licensed and franchised restaurants as a means of increasing our geographic footprint and guest recognition of our brands while incurring little incremental expense, capital commitments or risk.  As of July 3, 2007, we have opened 10 licensed locations and have plans to add another 30 between now and year-end.  On the franchise side, we intend to expand our Manhattan franchise program and begin franchising our Einstein Bros. brand.  During the second quarter we signed our first multi-unit development agreement for Einstein Bros. in Florida. In addition, we signed a second multi-unit development agreement a few days ago. This developer will focus on Northwest Arkansas. We have a robust pipeline in place for various other markets in the southeast and mid-west.

To summarize, we are very excited about our prospects for continued growth and profitability.  We have a very solid foundation of strong brands, a broad geographic footprint, high quality standards, financial strength and talented, motivated people.  We thank you for your ongoing support of our efforts and look forward to updating you on our progress on a regular basis.

Operator, you may now open the call to questions.  Questions may be addressed to either Rick or myself.  Thank you and have a good day.

Summary of Question and Answer Session:

Average weekly sales: Our average weekly comparable same store sales increased 5.2% total over the same period last year for comparable stores, and is broken out as follows: 3.4% was from price increases, 0.8% was from product mix and 1.0% was from the number of units sold.

Pricing increases: Effective August 1, 2007, we will increase our prices 2.4% for Einstein Bros. Bagels (“Einstein Bros.”), and anticipate a comparable price increase at the beginning of October 2007 for Noah’s New York Bagels (“Noah’s”).  In the fourth quarter of 2006 there were price increases of 2.5% to 3.0%.

Product mix: At our restaurants there has been a 1.5% to 2.0% increase in the level of sales of our pizza bagel, which is from both existing and new customers coming in, but there has only been a 0.1% to 0.2% reduction in cost of goods sold due to the superior gross margins on this product. We will roll this product to the majority of the Einstein Bros. restaurants by the end of 2007, and anticipate that this will make up about 300 units, and will be rolling this product out to Noah’s in 2008.

Commodities and food costs: We have locked most of our food costs for the second half of 2007 and we intend to lock in wheat prices by August 10, 2007 for the remainder of the year, which is our single largest commodities pressure related risk.   Our two other major commodities are butter and cheese, and these markets appear to be headed down, so we did not go long on the contracts of these two commodities.  There is a strong belief that because wheat was so profitable so far this year, that there will be an increased planting of wheat in the fall, so we did not lock in a contract for 2008.

Restaurant level margins: It will be difficult to improve over the fourth quarter of 2006, but we have several initiatives in place for the third quarter of 2007, specifically related to waste and labor matrix and anticipate seeing an improvement over the same quarter a year ago.

Multi-unit franchisees: We signed two new multi-unit franchisees in 2007, and we have multiple in the pipeline and anticipate signing two to three more by the end of the year.  This will be made up of two Einstein Bros. restaurants and three Manhattan Bagel Company restaurants.

Upgrades and new stores:  We will finish one in the third quarter and the balance late in the fourth quarter, and we expect there to be an impact from these in 2008.

Comparable stores: We anticipate a 2.5% to 3.5% increase in comparable sales over the next five years.